Exhibit 4.4

              PROMISSORY NOTE CANCELLATION AND REISSUANCE AGREEMENT

THIS PROMISSORY NOTE CANCELLATION AND REISSUANCE AGREEMENT ("Agreement") is made and entered into as of February 28, 2005 (the "Effective Date"), by and between Padova International, Inc., a Nevada corporation ("Maker"), and Sheryl Gardner, an individual residing at ________________, California ("Holder").

                                    RECITALS

A. On the terms and conditions set forth herein, (i) Maker and Holder (the "Parties") agree to cancel that certain promissory note between Maker and Holder dated _____,____ bearing interest at two percent (2%) monthly (a copy of which is attached as Exhibit A) (the "Original Note"); (ii) Maker will issue Holder a new interest bearing promissory note (the "New Note") (a copy of which is attached as Exhibit B); and (iii) Holder will convert the accrued but unpaid interest owed under the Original Note (the "Unpaid Interest") to Maker's common stock, par value $.001 per share at a price of $.25 per share.

B. This Agreement, together with Exhibits A and B, each of which are attached hereto and incorporated herein by this reference, and any additional exhibits, schedules, or attachments as set forth herein, are referred to collectively herein as the "PCRA".

                                    AGREEMENT

1. CANCELLATION OF ORIGINAL NOTE AND RELEASE. Subject to the terms and conditions set forth herein, Holder agrees to deliver to Maker at Closing (defined below) the Original Note marked across its face "CANCELLED" and upon such delivery thereby shall forever release and discharge Maker of any and all of its obligations under the Note, including any obligation to pay principal and interest, except as set forth in this Agreement.

2. ISSUANCE OF NEW NOTE. Subject to the terms and conditions set forth herein, Maker agrees to deliver to Holder at Closing (defined below) the New Note and upon such delivery thereby shall be obligated to pay the principal of the New Note on the terms of the New Note.

3. CONVERSION OF UNPAID INTEREST TO EQUITY. Holder hereby agrees to convert his accrued but unpaid interest owed under the Original Note to the Maker's common stock at a conversion price of $.25 per share for every one dollar ($1.00) of Unpaid Interest owed to the Holder. The Parties agree that the amount of Unpaid Interest due for purposes of this Agreement is Thirty Nine Thousand Dollars ($39,000.00).

4. PAYMENT IN FULL SATISFACTION AND DISCHARGE OF NOTE. Upon Closing, Maker agrees to deliver to Holder the following consideration ("Conversion Payment"). One Hundred and Fifty Six Thousand (156,000) shares of Common Stock of Padova International USA, Inc., par value $.001 per share (the "Shares"), representing $39,000.00 of Unpaid Interest at a conversion rate of $.25 per share. The Shares shall bear the following restrictive legend:

      ALL SHARES OF CAPITAL STOCK ISSUABLE THEREUNDER, HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED ("THE SECURITIES ACT"), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE DISTRIBUTED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR EXEMPTIONS THEREFROM, SUCH EXEMPTIONNS, AT THE OPTION OF THE COMPANY, TO BE EVIDENCED BY AN OPINION OR COUNSEL SATISFACTORY TO THE COMPANY.

5. CLOSING; CLOSING DATE. The closing of the transactions contemplated hereby shall be effective as of the delivery date of the closing deliveries described below ("Closing") at the offices of Padova International USA, Inc. at 10:00 a.m. on February 28, 2005, or at such time and place as the Parties mutually agree ("Closing Date").

      a. Holder shall deliver to Maker the Original Note marked across the face "Cancelled" (incorporated by reference herein as Exhibit A); and

      b. Maker shall deliver to Holder the New Note (attached hereto as Exhibit B); and

      c. Maker shall deliver to Holder a stock issuance letter for the Shares.

6. WAIVERS. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party will be deemed to constitute a waiver by the party taking such action, or compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The waiver by any party hereto at or before the Closing Date of any condition to its obligations hereunder which is not fulfilled shall preclude such party from seeking redress from the other party hereto for breach of any representations, warranty, covenant or agreement contained in this Agreement.

7. RELEASES.

      a. The Holder jointly and severally hereby forever release, discharge, acquit and forgive from any and all claims, actions, suits, demands, agreements, and each of them, if more than one, liabilities, judgments, and proceedings both at law and in equity arising from the beginning of time to the date of these presents and as more particularly related to or arriving from the issuance and subsequent cancellation of the Original Note and the non-payment of Unpaid Interest in cash. In regard to the Original Note, the Parties, and each of them, agree to and do hereby waive and relinquish all rights and benefits afforded under the provisions of Section1542 of the Civil Code of the State of California, which provides as follows:

            "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

      b. If the Holder has instituted any legal proceedings against the Maker settled by this release, the Holder covenants to have them dismissed at the Holder's cost with express prejudice to bringing further proceedings against the Maker arising out of the same matter.

      c. The Holder also covenants not to make any claim or institute any proceedings against any person who might claim over against or claim contribution or indemnity from the Maker in connection with any matter for which this release is given.

      d. The Holder also acknowledges that the Maker does not admit liability to the Holder in connection with any matter for which this release is given.

      e. This release shall be binding upon and inure to the benefit of the parties, their successors, assigns and personal representatives.

      f. This release applies only to the foregoing, and no other debt, obligation, agreement or liability by and between the parties, which, if existing, shall survive this release.

8. BINDING EFFECT: BENEFITS. This Agreement shall inure to the benefit of the Parties hereto and shall be binding upon the parties hereto and their respective successors and assigns, heirs and legal representatives. Except as otherwise set forth herein, nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under of by reason of this Agreement.

9. GOVERNING LAW; JURISDICTION; VENUE; REMEDIES; INDEPENDENT LEGAL COUNSEL. This Agreement shall be interpreted and construed as to both validity and performance and enforced in accordance with and governed by the laws of the State of California, without giving effect to the choice of law principles thereof. The Parties agree that any action hereunder will be held exclusively in the courts in the State of California. The Parties acknowledge that remedies at law, including monetary damages, may be inadequate to remedy a breach of certain material terms herein, including Holder's delivery of the Note, and the Parties agree that equitable remedies may be necessary to enforce such terms and covenants, including specific performance. Holder and Maker acknowledge that the terms of this Agreement have been negotiated by the Parties hereto and each of them has had a full opportunity to receive independent business, tax and legal counsel with respect to this Agreement and the transactions contemplated herein.

10. COUNTERPARTS. This Agreement may be executed in counterpart originals, each of which shall constitute an executed original and together shall constitute a fully-executed document.

11. NOTICES. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or within 72 hours after mailing, if mailed to the party to whom notice is to be given, by first-class mail, registered or certified, postage prepaid, and properly addressed to the party at the address set forth below, or any other address that a party may designate by written notice to the others.

      Maker:                                             Holder:
      -----                                              ------

      Padova International USA, Inc.                     ________________
      1284 Puerta Del Sol, Suite 150                     ________________
      San Clemente, CA 92673                             ________________
      Phone: 949-498-5990                                Phone:
      Fax: 949-498-6122                                  Fax:
      Attn: Donald Dallape                               Attn:

      Copy to:       Todd M. Pitcher
                     858-279-1799

Exhibits:

      Exhibit A:          Original Promissory Note
      Exhibit B:          New Promissory Note

IN WITNESS WHEREOF, the parties have executed and delivered the PCRA for all purposes as of the Effective Date.

Maker:                                     Holder:

  By:                                         By:
       ---------------------------------           --------------------------
                   Signature                               Signature

  Name:                                       Name:
       ---------------------------------           --------------------------
               Print or Type Name                      Print or Type Name

                                    EXHIBIT B

                                  The New Note
                         PAYMENT IN KIND PROMISSORY NOTE

$100,000.00

February 28, 2005

                                                        San Clemente, California

FOR VALUE RECEIVED, the undersigned, Padova International USA, Inc., a Nevada corporation ("Maker"), hereby promise to pay, to Sheryl Gardner, or order ("Payee"), the principal sum of One Hundred Thousand Dollars ($100,000.00), with interest on the unpaid principal at the rate of two percent (2%) per annum until February 28, 2006 ("due date"). Principal and interest shall be payable as follows: Interest only shall be paid annually; at Payee's option, either in Maker's common stock or cash until the due date, at which time the remaining outstanding balance of the principal, any accrued but unpaid interest and all other sums hereunder shall be payable in full.

If Payee elects for Maker to make an interest payment in its common stock, Maker shall calculate the amount of interest due on the anniversary of the date of this Note and convert such amount into the Maker's common stock at a conversion price of price of $.25 per share for every one dollar ($1.00) of Interest owed to the Holder. If not so paid and at the option of Holder, or its assigns, all principal and interest shall become immediately due and payable.

If not so paid and at the option of Holder, or its assigns, all principal and interest shall become immediately due and payable.

Interest shall be computed on the basis of a 365-day year and actual days lapsed. Maker shall have the privilege of prepaying the principal under this
Note in whole or in part, without penalty or premium at any time. All payments hereunder shall be applied first to interest, then to principal.

Maker shall pay upon demand any and all expenses, including reasonable attorney fees, incurred or paid by Holder of this Note without suit or action in attempting to collect funds due under this Note. In the event an action is instituted to enforce or interpret any of the terms of this Note, including but not limited to any action or participation by Maker in, or in connection with, a case or proceeding under the Bankruptcy Code or any successor statute, the prevailing party shall be entitled to recover all expenses reasonably incurred at, before and after trial and on appeal or review, whether or not taxable as costs, including, without limitation, attorney fees, witness fees (expert and otherwise), deposition costs, copying charges and other expenses.

This Note is executed in connection with the transaction set out in that certain Promissory Note Cancellation and Re-issuance Agreement of even date, by and among the Maker and Holder and is subject to the terms thereof.

All parties to this Note hereby waive presentment, dishonor, notice of dishonor, and protest. All parties hereto consent to, and Holder is hereby expressly authorized to make, without notice, any and all renewals, extensions, modifications, or waivers of the time for or the terms of payment of any sum or sums due hereunder, or under any documents or instruments relating to or securing this Note, or of the performance of any covenants, conditions or agreements hereof or thereof or the taking or release of collateral securing this Note. Any such action taken by Holder shall not discharge the liability of any party to this Note.

This Note has been executed and delivered in the State of California and shall be governed and construed in accordance with the laws of the State of California.

Padova International USA, Inc.
A Nevada corporation

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By:
Its: